American Bitcoin Reports First Quarter 2026 Results

Grew Strategic Reserve to Over 7,000 Bitcoin, a ~30% Increase in a Single Quarter, While Maintaining ~52% Mining Gross Margin Despite Bitcoin’s ~22% Decline

MIAMI, FL, May 6, 2026 (PR NEWSWIRE) – American Bitcoin Corp. (Nasdaq: ABTC) (“American Bitcoin” or the “Company”), a Bitcoin accumulation platform focused on building America’s Bitcoin infrastructure backbone, today reported its financial results for the first quarter of 2026.

Eric Trump, Co-Founder and Chief Strategy Officer of American Bitcoin, said: “Just over a year ago, American Bitcoin did not exist. Today we hold over 7,300 Bitcoin and stand among the largest publicly traded Bitcoin companies in the world, supported by a fleet of nearly 90,000 miners. In Q1, we mined 817 Bitcoin at a 47% discount to spot, added more than 1,600 Bitcoin to our strategic reserve, and did so with strong margins that translated into meaningful operating income from our mining platform. This is exactly what we are built to do: accumulate Bitcoin efficiently and at scale. In just over eight months as a public company, we have become the 16th largest Bitcoin holder globally and scaled to more than 28 exahash of capacity. The compounding is accelerating.”

Mike Ho, CEO of American Bitcoin, said: “Q1 2026 was a quarter of continued momentum in a resilient business under adverse market conditions. Bitcoin declined approximately 22% quarter-over-quarter, which drove significant non-cash headwinds through our GAAP financials. Strip out the non-cash mark-to-market adjustment on our Bitcoin required by FASB, and the underlying business was profitable — and we did not sell a single coin. We produced more Bitcoin than in any prior quarter, expanded our fleet, brought Drumheller online, and continued to compound our strategic reserve. We continue to prioritize fleet efficiency, cost discipline, and capital allocation accretive to Bitcoin per share. Looking ahead, we will keep deploying incremental capacity when expected returns justify it and focus on compounding our Bitcoin reserve while preserving balance sheet flexibility.”

Matthew Prusak, President of American Bitcoin, said: “Our model is simple: secure the Bitcoin network through mining, accumulate it through our treasury strategy, and accelerate adoption through the ecosystem. Q1 demonstrated that the engine is working despite a sharp downturn in Bitcoin price. We produced Bitcoin at a 52% gross margin despite a 22% decline in Bitcoin price, reflecting meaningful cost improvements that partially offset the price headwind. Our cost to mine fell to approximately $36,200 per Bitcoin, down from roughly $46,900 in Q4 2025. Satoshis per share reached approximately 663, a roughly 20% increase in a single quarter. Every share of American Bitcoin owns more Bitcoin today than it did three months ago. That is the story.”

Strategic Reserve Growth

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Grew Bitcoin holdings from ~5,401 at December 31, 2025 to ~7,021¹ at March 31, 2026, an increase of ~1,600 Bitcoin, or ~30%, in a single quarter.
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Increased Satoshis per share by ~20%, from ~554² as of December 31, 2025 to ~663² as of March 31, 2026. Bitcoin holdings grew ~30% while shares outstanding grew ~9% over the same period.
•
Mined ~817 Bitcoin in Q1 2026, the Company’s highest quarterly production on record, up from ~783 Bitcoin mined in Q4 2025. Q1 2026 production represented ~33% of the Company’s total Bitcoin mined since its launch on March 31, 2025.
•
Acquired ~803 Bitcoin through strategic treasury purchases during Q1 2026.

Mining Platform Performance

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Mining revenue for Q1 2026 was ~$62.1 million, compared to ~$78.3 million in Q4 2025. The sequential decline was driven primarily by a lower average revenue per Bitcoin mined of ~$76,000 per Bitcoin in Q1 2026, compared to ~$100,000 in Q4 2025. Mining production increased to ~817 Bitcoin in Q1 2026 from ~783 Bitcoin in Q4 2025.
•
Gross margin held above 50% despite a ~22% decline in Bitcoin price quarter-over-quarter, reflecting meaningful improvements that partially offset the price headwind.
•
Cost to mine was ~$36,200 per Bitcoin in Q1 2026, a ~23% improvement from ~$46,900 per Bitcoin in Q4 2025, driven by higher production volume spread across a stable fixed cost base and continued energy pricing discipline.
•
Completed the acquisition of ~11,298 next-generation miners from Bitmain in early March 2026, adding ~3.05 EH/s at an efficiency of ~13.5 joules per terahash (J/TH), deployed at Hut 8’s Drumheller site. First containers at Drumheller were energized on March 31, 2026, and the remaining miners were fully energized by April 22, 2026.
•
Total owned fleet of ~89,242 Bitcoin miners with ~28.1 EH/s of capacity as of quarter-end, up from ~78,000 owned Bitcoin miners and ~25.0 EH/s as of December 31, 2025. Post-Drumheller energization, our operational fleet increased to ~58,999 Bitcoin miners producing ~25.0 EH/s at an average efficiency of ~14.1 J/TH3.

1.
Includes ~3,090 Bitcoin held in custody or pledged for miner purchases under agreements with BITMAIN.
2.
Represents the amount of Bitcoin attributable to each outstanding share of the Company’s common stock. SPS is calculated by multiplying the Company’s total Bitcoin holdings by the Satoshi conversion ratio (1 Bitcoin equals 100,000,000 Satoshis), then dividing that total by the number of shares of the Company’s common stock outstanding as of the measurement date.
3.
Of the total owned hashrate, ~25.0 EH/s was operational as of the date of this release, following the completion of the energization of Drumheller on April 22, 2026.

Conference Call

Our First Quarter 2026 Earnings Conference Call will be held today, Wednesday, May 6, 2026, at 4:30 p.m. ET. Investors can join the live webcast at https://app.webinar.net/9GvL7K6Z354.

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website and/or official social media channels certain materials and updates designed to accompany the discussion of its results, along with certain supplemental financial information and other data, including regarding its Bitcoin holdings and related performance metrics. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company’s website, abtc.com/investors, and its social media accounts, including on X, Instagram, and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

About American Bitcoin

American Bitcoin Corp., a majority-owned subsidiary of Hut 8 Corp., is a Bitcoin accumulation platform focused on building America’s Bitcoin infrastructure. The Company delivers institutional-grade exposure to Bitcoin through an industry-first business model that integrates scaled self-mining operations with disciplined accumulation strategies. For more information, visit abtc.com and follow the Company on X at @ABTC.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which statements involve inherent risks and uncertainties. Examples of forward-looking statements include, but are not limited to, statements relating to the Company’s ability to accumulate Bitcoin efficiently and at scale, strengthen and preserve balance sheet flexibility, prioritize and optimize fleet efficiency, cost discipline, and capital allocation accretive to Bitcoin on per share, maintain a structural discount to spot prices, and deploy incremental capacity when expected returns justify it, as well as the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally.

Forward-looking statements are not statements of historical fact, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by the Company as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the price of Bitcoin and concentration of Bitcoin holdings; failure to grow hashrate; the purchase of miners; competition from other methods of investing in Bitcoin; uncertainty in the development and acceptance of the Bitcoin network; reliance on third-party mining pool service providers; hedging transactions; Bitcoin halving events; failure to realize the anticipated benefits of the merger transactions; dependence on Hut 8; liquidity constraints and failure to raise additional capital; failure of critical systems; competition from current and future competitors; changes in leasing arrangements; hazards and operational risks; electrical power requirements; geopolitical, social, economic, and other events and circumstances; cybersecurity threats and breaches; Internet-related disruptions; dependence on key personnel; having a limited operating history; rapidly changing technology; predicting facility requirements; acquisitions, strategic alliances or joint ventures; operating and expanding internationally; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; stock price volatility; the Company’s multi-class capital structure and status as a controlled company; and other factors that may affect the future business, results, financial position and prospects of the Company. Additional factors that could cause results to differ materially from those described above can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents filed by the Company from time to time with the SEC.

Adjusted EBITDA

In addition to our results determined in accordance with GAAP, we rely on Adjusted EBITDA to evaluate our business, measure our performance, and make strategic decisions. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net loss, adjusted for impacts of income tax benefit, depreciation and amortization, loss on sale of property and equipment, gain on derivatives, gain on warrant liability, the removal of non-recurring transactions, and stock-based compensation expense in the period presented. You are encouraged to evaluate each of these adjustments and the reasons that our Board and management team consider them appropriate for supplemental analysis.

Our Board and management team use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and amortization), and other items (such as non-recurring transactions) that impact the comparability of financial results from period to period.

Net loss is the GAAP measure most directly comparable to Adjusted EBITDA. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, its definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

American Bitcoin Corp.

Consolidated and Combined Statements of Operations and Comprehensive (Loss) Income

(in USD thousands, except share and per share data)

	Three Months Ended
	March 31, 2026	December 31, 2025
Revenue	$62,118	$78,321

Cost of revenue (exclusive of depreciation and amortization shown below)	29,598	36,735

Operating expenses:
Depreciation and amortization	26,620	26,649
General and administrative expenses	6,908	7,331
Loss on digital assets	117,188	112,232
Total operating expenses	150,716	146,212
Operating loss	(118,196)	(104,626)

Other income:
Gain on derivatives	37,292	37,455
Gain on warrant liability	69	358
Total other income	37,361	37,813

Loss before income taxes	(80,835)	(66,813)

Income tax (provision) benefit	(957)	7,359

Net loss	$(81,792)	$(59,454)

Adjusted EBITDA Reconciliation

	Three Months Ended
	March 31, 2026	December 31, 2025
Net loss	$(81,792)	$(59,454)
Income tax provision (benefit)	957	(7,359)
Depreciation and amortization	26,620	26,649
Gain on derivatives	(37,292)	(37,455)
Gain on warrant liability	(69)	(358)
Non-recurring transactions (1)	—	360
Stock-based compensation expense	296	—
Adjusted EBITDA	$(91,280)	$(77,617)

(1) Non-recurring transactions for the three months ended December 31, 2025 represent approximately $0.4 million of merger-related transaction costs.

Contacts

American Bitcoin Investor Relations
ir@abtc.com

American Bitcoin Public Relations
media@abtc.com